Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS SECOND QUARTER FISCAL 2009

FINANCIAL RESULTS

LAKE FOREST, Calif., September 11, 2008 – Comarco, Inc. (NASDAQ: CMRO) today announced its financial results for the second quarter of fiscal 2009 ended July 31, 2008. As previously announced, Comarco sold its call box business during the second quarter of fiscal 2009. In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of the call box business are now presented as discontinued operations for all periods presented below.

Revenue for the second quarter of fiscal 2009 was $7.6 million compared with $2.1 million for the second quarter of fiscal 2008. The Company reported a net loss of $1.6 million, or $(0.23) per share, for the recent second quarter compared with a net loss of $2.2 million, or $(0.30) per share, for the second quarter of the prior fiscal year.

The Company reported a net loss of $2.1 million, or $(0.29) per share, from continuing operations for the recent second quarter compared with a net loss of $3.1 million, or $(0.43) per share, from continuing operations for the second quarter of the prior fiscal year. The Company reported income from discontinued operations of $0.5 million, or $0.06 per share, for the second quarter of fiscal 2009 compared with income from discontinued operations of $0.9 million, or $0.13 per share, for the second quarter of the prior fiscal year.

ChargeSource® revenue for the second quarter of fiscal 2009 was $3.2 million, a $2.5 million increase from the $0.7 million reported for the second quarter of fiscal 2008. Revenue from the Company’s wireless test solutions (WTS) business was $4.4 million in the second quarter of fiscal 2009, a $3.0 million increase from the $1.4 million level generated by the WTS business in the second quarter of fiscal 2008.

“The second quarter results reflect the increased sales in both our ChargeSource and WTS businesses,” said Sam Inman, President and Chief Executive Officer of Comarco. “The completion of the sale of our call box business late in the quarter has allowed management to focus its efforts in enhancing the value of the remaining businesses.”

“Our ChargeSource business continues to be driven by our strong relationship with Lenovo. Lenovo is very positive about the ChargeSource power adapter and optimistic about the outlook for our products, but their demand slowed significantly during the summer. To help drive demand for ChargeSource, Lenovo recently introduced several new marketing programs, including website promotions.

“While we had been optimistic that our new power adapter designed for the retail market would be available in time for the holiday season this year, during the quarter, we experienced a delay in its volume production due to a problem with the circuit boards from one of our suppliers. As a result, the launch of the retail product has moved into calendar 2009,” continued Mr. Inman.

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415

“We remain focused on our efforts to reduce costs and time to market for our ChargeSource products. We are making progress and we expect to see the benefit of these actions in enhanced gross margins beginning in the fourth quarter of fiscal 2009.

“During the second quarter, we delivered the remainder of the 41 Symphony™ Multi wireless benchmarking systems ordered by AT&T last December. Working with our advisor Pagemill Partners, we are moving steadily forward to implement a plan to maximize the value of our WTS business for our shareholders,” Mr. Inman concluded.

The Company had $14 million in cash at July 31, 2008 and no long-term debt.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, but not limited to, our statements about expecting to see certain benefits in the fourth quarter. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; fluctuations in the demand for our products; unexpected difficulties and delays associated with our efforts to obtain cost reductions and to reduce the time to market for our ChargeSource products; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2008.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal second quarter ended July 31, 2008 and current corporate developments at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, September 11, 2008. The dial-in number to access the conference call is (800) 240-2134 for domestic callers or (303) 262-2141 for international callers. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11119543#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions for wireless carriers and others. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Douglas Sherk/Jenifer Kirtland
President and CEO	VP and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7444	(949) 599-7446	(415) 896-6820
saminman@comarco.com	whickman@comarco.com	dsherk@evcgroup.com

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Revenue	$7,614	$2,148	$17,527	$5,085
Cost of revenue	4,932	2,052	11,121	4,088

Gross profit	2,682	96	6,406	997
Selling, general and administrative costs	2,964	2,243	7,194	4,582
Engineering and support costs	2,152	2,059	4,130	3,920

Operating loss	(2,434)	(4,206)	(4,918)	(7,505)
Other income, net	28	218	81	491
Gain on sale of equipment, net	—	—	—	321
Gain on sale of investment in SwissQual, net	—	269	—	269

Loss from continuing operations before income taxes	$(2,406)	$(3,719)	$(4,837)	$(6,424)
Income tax benefit	297	574	600	1,004

Net loss from continuing operations	$(2,109)	$(3,145)	$(4,237)	$(5,420)
Income from discontinued operations, net of tax	460	925	931	1,585

Net Loss	$(1,649)	$(2,220)	$(3,306)	$(3,835)

Basic and diluted loss per share:
Net loss from continuing operations	$(0.29)	$(0.43)	$(0.58)	$(0.74)
Net income from discontinued operations	0.06	0.13	0.13	0.22

	$(0.23)	$(0.30)	$(0.45)	$(0.52)

Weighted average common shares outstanding:
Basic	7,327	7,333	7,327	7,349

Diluted	7,327	7,333	7,327	7,349

Common shares outstanding	7,327	7,327	7,327	7,327

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2008	January 31, 2008 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,958	$17,011
Short-term investments	123	336
Accounts receivable, net	5,177	2,979
Inventory	3,838	2,659
Current assets of discontinued operations	—	3,572
Other current assets	780	718

Total current assets	23,876	27,275
Property and equipment, net	2,209	2,572
Software development costs, net	335	—
Intangible assets, net	477	525
Goodwill	1,898	1,898
Restricted cash	250	250
Non-current assets of discontinued operations	—	28
Other assets	7	33

	$29,052	$32,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,751	$803
Deferred revenue	1,853	1,776
Deferred compensation	123	336
Current liabilities of discontinued operations	—	1,366
Accrued liabilities	5,891	5,271

Total current liabilities	9,618	9,552
Tax liability: FIN 48	86	86
Deferred rent	471	573
Non-current liabilities of discontinued operations	—	3
Deferred revenue	1,176	1,552

Total liabilities	11,351	11,766

Stockholders’ equity	17,701	20,815

	$29,052	$32,581

(A)	Derived from the audited consolidated financial statements as of January 31, 2008.

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415